UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): June 13, 2007
Kellogg Company
(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Kellogg Square
Battle Creek, Michigan 49016-3599
(Address of principal executive offices, including zip code)
(269) 961-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
See Item 2.03 below, the contents of which are incorporated by reference herein.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 13, 2007, Kellogg Company (“Kellogg”) entered into an unsecured 364-Day Credit Agreement (the “364-Day Facility”) with JPMorgan Chase Bank, N.A., as Lender and Administrative Agent.
The 364-Day Facility allows Kellogg, for the fees and expenses and at the interest rates specified therein, to borrow, on a revolving credit basis up to $700,000,000 outstanding at any time.
The 364-Day Facility contains customary representations and warranties and covenants, including specified restrictions on indebtedness, liens, sale and leaseback transactions and an interest expense coverage ratio that requires the ratio of Consolidated EBITDA to Consolidated Interest Expense to be no less than 4.0 to 1.0 for any four consecutive fiscal quarters. It also contains customary Events of Default (as defined in the 364-Day Facility). If an Event of Default occurs, then, to the extent permitted in the 364-Day Facility, the Administrative Agent may terminate the commitments under the 364-Day Facility and accelerate any outstanding loans under the 364-Day Facility. In addition, commitments under the 364-Day Facility are reduced to the extent that Kellogg receives net proceeds in respect of certain Capital Market Transactions (as defined in the 364-Day Facility).
On June 13, 2007, Kellogg increased the aggregate principal amount of notes (the “Notes”) that may be outstanding at any time under Kellogg’s US commercial paper program from $2.0 billion to $2.5 billion. J. P. Morgan Securities Inc., Barclays Capital Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., and The Williams Capital Group, L.P. will continue to act as dealers (the “Dealers”) for the Notes.
The Lender and the Dealers have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services, or other services for Kellogg and is subsidiaries, for which they have received, and may in the future receive, customary compensation and expense reimbursement.
A copy of the 364-Day Facility will be filed as an exhibit to Kellogg’s next Quarterly Report on Form 10-Q.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: June 13, 2007	/s/ John A. Bryant

Name: John A. Bryant
Title: Executive Vice President, Chief Financial Officer,
Kellogg Company and President, Kellogg International